                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of CKE Restaurants, Inc. on Form S-3 of our report dated January 17, 1997, except for Note 20, as to which the date is April 27, 1997, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 121 in 1996) on the combined financial statements of Hardee's Food Systems, Inc. appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
--------------------------------
     Deloitte & Touche LLP

Raleigh, North Carolina

June 13, 1997